UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 2, 2006

EQUIFAX INC.

(Exact name of registrant as specified in its charter)

Georgia	001-6605	58-0401110
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1550 Peachtree Street, N.W.
Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (404) 885-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On October 2, 2006, Equifax Inc. (the “Company”) entered into an offer letter with Lee Adrean, appointing him Chief Financial Officer effective October 4, 2006, replacing Donald T. Heroman in this position.  Mr. Heroman has agreed to remain with the Company through June 1, 2007, to ensure an orderly transition period.  A brief summary of the material terms and conditions of Mr. Adrean’s offer letter is set forth below in Item 5.02.

Item 1.02.   Termination of a Material Definitive Agreement.

On October 5, 2006, Donald T. Heroman, Corporate Vice President and Chief Financial Officer, accepted the terms and conditions of a separation agreement with the Company (the “Agreement”) pursuant to which he will retire effective June 1, 2007.  The Agreement, a brief summary of which is set forth below in Item 5.02, will supersede Mr. Heroman’s Tier 1 Change in Control Agreement dated November 25, 2002.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 2, 2006, Lee Adrean and the Company entered into an employment offer letter pursuant to which he was appointed Chief Financial Officer effective October 4, 2006, replacing Donald T. Heroman in this position.  Mr. Heroman will retire from the Company effective June 1, 2007 (the “Retirement Date”).

Mr. Adrean, age 54, served as Executive Vice President and Chief Financial Officer of NDCHealth Corporation, a provider of transaction processing, software and information services to health care providers, from May 2004 until its acquisition by   Per-Se Technologies Corporation in January 2006.  Prior thereto, he was Executive Vice President and Chief Financial Officer of EarthLink Inc. from 2000-2004 and Executive Vice President and Chief Financial Officer of First Data Corporation from 1995-2000.  Prior to joining First Data Corporation, Mr. Adrean served in a variety of leadership positions at Providian Corporation from 1990-1995.

Mr. Adrean’s employment will be at-will.  Among the terms of his offer letter, he will receive (i) a base salary of $425,000, subject to annual review; (ii) eligibility to participate in the Company’s Annual Incentive Plan, with the opportunity to earn a prorated target bonus of 60% of base salary and a maximum bonus of 120%, subject to the terms of the plan; (iii) effective November 1, 2006, nonqualified stock options to acquire 30,000 shares of Equifax common stock, vesting in four equal annual installments beginning on the date of grant; (iv) on November 1, 2006, 14,000 restricted stock units, vesting on the third anniversary of the grant; (v) eligibility to participate in the non-qualified deferred compensation plan and supplemental executive retirement plan as a senior executive officer; (vi) $3 million in executive life insurance; (vii) an annual allowance of $10,000 ($12,500 for the first year) for financial planning and tax advisory assistance, including a gross up for income taxes on such assistance; (viii) a Tier 1 Change-in-Control Agreement; and (ix) other employee benefits according to the Company’s benefit plan provisions.

Among the terms of Mr. Heroman’s Agreement, he will continue to receive, through the Retirement Date, (i) a base salary at his current rate; (ii) service recognition under the Company’s pension and supplemental retirement plans; (iii) eligibility for medical benefits and other plans available to active employees of the Company; and (iv) recognition of salary paid in 2006 for purposes of determining 2006 Annual Incentive Plan bonus based on actual business and individual performance.  Upon the Retirement Date, Mr. Heroman will (i) become eligible for retirement status under the Company’s pension and supplemental retirement plan; (ii) become fully vested in all of his restricted stock units that remain unvested under the applicable award agreements; (iii) receive continued vesting and revised exercise periods for his outstanding stock options as accorded to retirees under the applicable stock option award agreements; (iv) be eligible to participate in the Company’s medical plan for retirees under the same terms accorded similarly-situated retirees; (v) be eligible for executive life insurance benefits as a retiree; (vi) receive a cash payment equivalent to 19 weeks of salary at his current salary rate, less any applicable tax withholdings; and (vii) receive an allowance of $12,500 in 2007 (and up to $2,500 remaining unused allowance for 2006) for financial planning and tax advisory assistance, including a gross up for income taxes on such assistance.

In connection with the Agreement, the Company will also enter into an Employee Confidentiality, Non-Solicitation and Assignment Agreement with Mr. Heroman pursuant to which he will agree to certain non-competition, nonsolicitation, nondisparagement and confidentiality restrictions and a general release of any claims against the Company.

Item 7.01.   Regulation FD Disclosure.

On October 3, 2006, the Company issued a press release announcing the senior management changes disclosed in Items 1.01, 1.02 and 5.02 hereof and other matters.  A copy of the text of the October 3, 2006 press release is attached as Exhibit 99.1 hereto.  The information in this report, being furnished pursuant to Item 7.01 of Form    8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1   Press release of Equifax Inc. dated October 3, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

	By:	/s/Kent E. Mast
	Name:	Kent E. Mast
	Title:	Corporate Vice President and
General Counsel
Date: October 5, 2006

EXHIBIT INDEX

Exhibit 99.1    Press release of Equifax Inc. dated October 3, 2006.